Exhibit 99.1

SYMYX TECHNOLOGIES REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, California, October 20, 2005 - Symyx Technologies, Inc. (Nasdaq: SMMX) today reported financial results for the third quarter ended September 30, 2005.

Revenue for the third quarter was $31.7 million, an increase of over 60% compared with revenue of $19.6 million in the third quarter of 2004. Pro forma income from operations for the third quarter was $9.0 million, compared with $3.9 million in the same period last year, an increase of over 130%.  Third quarter pro forma earnings per diluted share were $0.19 compared with $0.08 in the same period last year, an increase of approximately 140%.

Revenue for the third quarter included $14.5 million in service revenue derived from research collaborations and software consulting services. Symyx grew research collaborations during the third quarter through the expansion of an existing collaboration. Product revenue for the quarter was $11.4 million, reflecting Discovery Tools® shipments to Exxon Mobil, The Dow Chemical Company and Boehringer Ingelheim. In addition, $5.8 million of revenue came from license fees and royalties, including fees from the license of Symyx software and license fees and royalties from Symyx discoveries and intellectual property.

On a GAAP basis, income from operations was $7.7 million for the third quarter of 2005 compared with $3.9 million in the same period last year. Net income was $5.9 million compared with $2.8 million last year and diluted earnings per share were $0.17 compared with $0.08 last year.

Total revenue for the nine months ended September 30, 2005 was $77.3 million, an increase of 33% over the $58.0 million of revenue reported for the same period last year. Year-to-date revenue consists of $41.3 million in service revenue, $18.5 million in product sales and $17.5 million in license fees and royalties.  Pro forma income from operations for the nine months ended September 30, 2005 was $15.4 million, an increase of over 70% compared with $9.0 million for the same period last year.  Pro forma earnings per diluted share for the nine months ended September 30, 2005 were $0.34, an increase of approximately 80% compared with $0.19 in the same period last year. On a GAAP basis, income from operations for the nine months ended September 30, 2005 was $10.2 million, compared with $9.0 million in the same period last year.  Net income was $8.0 million compared with $6.5 million last year and diluted earnings per share were $0.23 compared with $0.19 last year.

Pro forma income from operations for the third quarter and the nine months ended September 30, 2005 excludes purchase accounting adjustments and other special charges of approximately $1.3 million and $5.2 million, respectively, arising from the acquisitions of IntelliChem and Synthematix, including the revenue impact of the deferred maintenance write-downs to fair value, and the amortization of intangibles and other merger related expenses. A reconciliation of the pro forma to GAAP financial measures is set forth below. This information should be read in conjunction with our condensed consolidated income statements and selected consolidated balance sheet information prepared under GAAP, which are attached to this release.

Symyx ended the third quarter of 2005 with $155.5 million in cash, cash equivalents and available-for-sale securities, compared with $136.5 million as of December 31, 2004. Symyx used approximately $13 million of cash for the acquisition of Synthematix during the second quarter of 2005.

As of the end of the third quarter, Symyx’s intellectual property portfolio included 280 issued patents and 370 patent applications on file worldwide, covering methods, composition of matter, instrumentation and software. Symyx has three commercialized materials, 14 development candidates including up to four that may be commercialized in 2006, and 11 emerging development candidates.

2005 Financial Outlook

Symyx has entered into broad-based licenses of its Electronic Laboratory Notebook software with two of the top ten pharmaceutical companies, and expects to begin to recognize revenue under these agreements during the fourth quarter. Symyx also expects to enter into 1-2 additional software licenses with large pharmaceutical companies prior to year-end. As a result, Symyx has determined that it will recognize approximately $4-6 million of revenue from these contracts during 2006, instead of in a lump sum in the fourth quarter of 2005 as originally forecasted.  This revenue recognition is consistent with the specific structure of the final contracts. Therefore, the company now forecasts total 2005 revenue of $108-$110 million. Symyx currently has approximately $106 million of revenue committed for 2005, comprising $77.3 million of revenue recognized in the first three quarters of 2005 plus approximately $29 million of revenue currently under contract that it expects to recognize during the fourth quarter. Symyx forecasts that approximately 50% of 2005 revenue will be generated by research collaborations, 30% by Discovery Tools product sales, 14% by software services and licenses, 5% by materials and IP licensing and royalties and 2% from sensors services and licenses.

Symyx continues to forecast pro forma operating income for the year of approximately 20% of revenue. Symyx is raising its forecasted pro forma diluted earnings per share to $0.45-$0.47, reflecting increased interest income and a lower effective income tax rate. Symyx expects to incur approximately $4.5 million of 2005 charges, net of income tax, from the amortization of intangible assets and deferred compensation and revenue adjustments from the deferred maintenance write-downs to fair value, resulting from the acquisitions of IntelliChem and Synthematix, and including an in-process research and development charge recorded in the second quarter of $1.6 million, leading to a forecast of 2005 diluted earnings per share of $0.33-$0.35 on a GAAP basis.

For the fourth quarter of 2005, Symyx expects to generate $31-$33 million in revenue, including approximately $29 million currently under contract. Symyx forecasts fourth quarter pro forma diluted earnings per share of $0.12-$0.14 and diluted earnings per share of $0.10-$0.12 on a GAAP basis.

2006 Financial Outlook

Symyx expects to generate $125-$140 million in total revenue during 2006. Symyx has approximately $90 million currently under contract for 2006 and expects to increase this committed revenue further prior to the start of 2006.

Symyx expects to increase 2006 pro forma operating margins above the current 2005 target of 20%, prior to incorporation of expenses from changes in Symyx’s employee compensation programs resulting from adoption of FAS 123(R). Symyx is in the process of evaluating its employee compensation programs and the impact such programs would have on its operating margins.  Symyx forecasts 2006 FAS 123(R) expense of approximately $1.9 million from currently issued stock options.

Pro Forma Data

We have prepared pro forma data applicable to the quarter and nine month periods ended September 30, 2005 and 2004 to supplement Symyx’s results determined under U.S. generally accepted accounting principles (GAAP).  Symyx uses non-GAAP financial measures in analyzing financial results because they are useful to investors and management in evaluating Symyx’s ongoing operational performance.  These financial measures facilitate making period-to-period comparisons exclusive of the impact of certain events, such as those related to the acquisitions of IntelliChem and Synthematix, which might otherwise obscure the results of our core business when compared to our historical performance.  In addition, presentation of these non-GAAP financial measures enables investors to evaluate Symyx’s performance under both the GAAP and pro forma measures that management and the Board of Directors use to evaluate Symyx’s performance.

Where non-GAAP financial measures have been included in this press release, Symyx has provided the comparable GAAP measure and, in the table below, reconciled the non-GAAP to the GAAP measures. Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes. Symyx’s non-GAAP financial measures are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Symyx’s non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The following tables reconcile the non-GAAP financial measures to GAAP (in thousands, except per share amounts):

	Three Months Ended September 30,
	2005			2004
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Pro forma	$9,015	$6,691	$0.19	$3,882	$2,772	$0.08
Revenue impact of deferred maintenance write-downs	(314)	(314)	(0.01)	—	—	—
Deferred compensation in relation to issuance of stock options in connection with acquisitions	(73)	(73)	—	—	—	—
Amortization of intangible assets arising from business combinations	(918)	(918)	(0.03)	—	—	—
Tax effect of above pro forma adjustments	—	532	0.02	—	—	—
GAAP	$7,710	$5,918	$0.17	$3,882	$2,772	$0.08

	Nine Months Ended September 30,
	2005			2004
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Pro forma	$15,376	$11,618	$0.34	$8,973	$6,491	$0.19
Revenue impact of deferred maintenance write-downs	(817)	(817)	(0.02)	—	—	—
Acquired in-process R&D	(1,590)	(1,590)	(0.05)	—	—	—
Deferred compensation in relation to issuance of stock options in connection with acquisitions	(278)	(278)	(0.01)	—	—	—
Amortization of intangible assets arising from business combinations	(2,471)	(2,471)	(0.07)	—	—	—
Tax effect of above pro forma adjustments	—	1,544	0.04	—	—	—
GAAP	$10,220	$8,006	$0.23	$8,973	$6,491	$0.19

Note: Earning per share, or EPS, for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the EPS for each of the quarters may not equal the EPS for the year-to-date period.

Conference Call and Webcast

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, executive vice president and chief financial officer, will host a webcast today at 11:00 a.m. ET, 8:00 a.m. PT, to discuss Symyx’s recent business and financial results and outlook.  A question and answer session will follow immediately.  Interested parties may access the webcast through the investor section of the Symyx website at www.symyx.com. For audio only, the dial-in numbers are 800-406-6465 (domestic and Canada) and 913-981-5574 (international), with replay available for approximately two weeks on Symyx’s website or through 888-203-1112 (domestic and Canada) and 719-457-0820 (international), reservation 2249094.  The webcast and audio are open to all interested parties.

About Symyx

Symyx® develops and applies technologies to increase research productivity by performing high-throughput research through research collaborations, the sale of high-throughput Discovery Tools® instruments and automated workflows, the license of Symyx Software to integrate research information across global organizations, and the license of intellectual property, discovered materials and sensor technologies. Symyx’s proprietary methods, discoveries and technologies have enabled Symyx to build an intellectual property portfolio consisting of 280 issued patents and 370 patent applications on file worldwide. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding:  development candidates that may be commercialized in 2006; expectations that Symyx will begin to recognize revenue during the fourth quarter of 2005 and 2006 under certain software license agreements; expectations that Symyx will enter into additional software licenses with large pharmaceutical companies prior to year-end; Symyx’s projections for the fourth quarter and year 2005 and for 2006 concerning committed and forecasted revenue, distribution of revenue, operating income and margins, expenses, annual charges, purchase price adjustments and earnings per share.  These forward-looking statements involve risks, uncertainties and assumptions, including: (1) inaccurate assessment of future demand for Symyx’s software and Discovery Tools; (2) failure to assemble and test the Discovery Tools in a timely manner to ensure customer acceptance; (3) failure to integrate any acquired software products in a manner acceptable to Symyx’s customers; (4) failure to extend existing collaborations; (5) market acceptance of Symyx’s products and services; (6) uncertainties relating to the pace, quality or number of discoveries of new materials; (7) the dependence on collaborators to continue relationships and to successfully commercialize products; (8) uncertainties of patent protection and litigation; (9) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (10) general economic conditions in the United States and in major European and Asian markets; (11) exposure to risks associated with export sales and operations; (12) natural disasters, power failures and other disasters; (13) incorrect expectations regarding Symyx’s receipt of royalties, securing additional contracts, revenue and income forecasts; and (14) and other risks that are described from time to time in Symyx’s filings with the Securities and Exchange Commission, (including but not limited to Symyx’s annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarters ended March 31 and June 30 of  2005). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, Symyx’s results could differ materially from Symyx’s expectations in these statements.  Symyx assumes no obligation, and does not intend to update these forward-looking statements.

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For More Information:

Jeryl L. Hilleman

Executive Vice President &

Chief Financial Officer

Symyx Technologies, Inc.

(408) 773-4000

ir@symyx.com

or

Teresa J. Thuruthiyil

Vice President, Investor and Public Relations

Symyx Technologies, Inc.

(408) 773-4075

ir@symyx.com

SYMYX TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Service revenue	$14,518	$10,306	$41,348	$31,957
Product sales	11,443	5,120	18,473	15,484
License fees and royalties	5,754	4,132	17,454	10,512
Total revenue	31,715	19,558	77,275	57,953

Operating expenses:
Cost of products sold	3,533	1,437	6,863	5,055
Research and development	12,934	9,864	36,916	31,128
Sales, general and administrative	6,619	4,375	19,214	12,797
Amortization of intangible assets arising from business combinations	919	—	2,472	—
Acquired in-process research and development	—	—	1,590	—
Total operating expenses	24,005	15,676	67,055	48,980
Income from operations	7,710	3,882	10,220	8,973
Interest and other income (expense), net	1,172	610	2,847	1,845
Income before income tax expense	8,882	4,492	13,067	10,818
Income tax expense	2,964	1,720	5,061	4,327
Net income	$5,918	$2,772	$8,006	$6,491
Basic net income per share	$0.18	$0.09	$0.24	$0.20
Shares used in computing basic net income per share	32,970	32,118	32,715	31,985
Diluted net income per share	$0.17	$0.08	$0.23	$0.19
Shares used in computing diluted net income per share	34,868	33,428	34,489	33,719

Note: Earning per share, or EPS, for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the EPS for each of the quarters may not equal the EPS for the year-to-date period.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)	(note)

Cash, cash equivalents and available-for-sale securities	$155,479	$136,541
Working capital	153,043	142,361
Property, plant and equipment, net	21,987	22,679
Goodwill and other intangible assets, net	32,959	24,397
Total assets	234,910	207,002
Current liabilities	25,835	15,993
Stockholders’ equity	209,075	191,009

NOTE: The selected consolidated balance sheet information at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.